UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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CHEETAH NET SUPPLY CHAIN SERVICE INC.
(Name of Registrant as Specified In Its Charter)

TAKEOVER TIME 2026 LLC
NATASHA YURYEVNA OVSEPYAN
JOURDAN PIERCE MATTHEWS
WALTER FRANKLIN HARRIS
CAROL GRIMES
YAN QIN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENOUGH IS ENOUGH: TAKEOVER TIME 2026 CALLS ON CTNT STOCKHOLDERS TO PREPARE TO MAKE THEIR VOICES HEARD

Takeover Time says CTNT stockholders should examine the full record--from massive capital raises and unsecured third-party lending to repeated reverse splits, ineffective controls and the October high-vote Class B issuance--and decide whether the current Board should remain in office

KIRKLAND, Wash. -- October 15, 2026 -- Natasha Yuryevna Ovsepyan, Managing Member of Takeover Time 2026 LLC and one of its five proposed director nominees, today called on stockholders of Cheetah Net Supply Chain Service Inc. (NASDAQ: CTNT) to closely examine the Company's 2026 record and prepare to make their voices heard when definitive consent-solicitation materials are furnished.

Takeover Time has filed preliminary consent-solicitation materials with the U.S. Securities and Exchange Commission seeking an integrated stockholder action to replace CTNT's current five-member Board with five proposed nominees: Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin.

Takeover Time's preliminary filing expressly proposes removal of the five incumbent directors and election of the five Takeover Time nominees as part of one integrated written-consent action.

Ovsepyan said:

"This campaign is not about one transaction. It is about the entire record and one fundamental question: who should decide whether CTNT's current Board has earned the right to continue representing stockholders?

I believe the answer is the stockholders themselves.

Look at the capital raises. Look at the dilution. Look at the reverse splits. Look at the Company's disclosed ineffective controls. Look at the tens of millions of dollars deployed into loans and investments. Look at the concentration of executive and voting authority. And then look at what happened after our effort to replace the Board became public.

If stockholders are satisfied with that record, they can make that judgment. If they are tired of it and want fundamentally different oversight and accountability, they should have the opportunity to make that judgment too."

A YEAR OF MASSIVE CAPITAL RAISING

CTNT raised substantial equity capital during 2026.

In February, CTNT closed a private placement involving 33.45 million Class A shares on the then-applicable pre-reverse-split basis for aggregate gross proceeds of approximately $40.14 million.

Under its earlier 2026 at-the-market offering, CTNT subsequently sold an aggregate 2.775 million Class A shares after giving effect to the April reverse split, producing approximately $30.9 million in net proceeds after offering expenses.

In August, CTNT established another ATM program permitting the sale of up to approximately $35.28 million of Class A common stock. CTNT later reported that approximately 196.85 million pre-September-reverse-split Class A shares had been sold under that program as of September 25.

Ovsepyan said:

"Raising capital is not inherently wrong. Public companies need capital.

But after stockholders absorb repeated equity issuance and repeated reverse splits, they are entitled to ask where the capital went, what risks were taken with it, what returns those decisions produced and whether the Board exercised the degree of independent oversight stockholders deserve."

TENS OF MILLIONS DEPLOYED INTO LOANS AND INVESTMENT ARRANGEMENTS

CTNT's June 30 Form 10-Q reported approximately $75.7 million of current assets, but only approximately $2.14 million of cash and cash equivalents.

The same filing reported approximately:

$29.95 million of third-party loan receivables; and

$41.11 million of receivable arising from withdrawal of an investment deposit.

For the first six months of 2026, CTNT reported approximately $71.39 million of cash provided by financing activitieswhile approximately $68.61 million was used in investing activities.

CTNT disclosed that approximately $25.46 million of the June 30 loan-receivable balance was attributable to Hongkong Sanyou Petroleum Co Limited, while approximately $4.49 million was attributable to Asia Finance Investment Limited.

CTNT's filings describe numerous loans to those third parties as unsecured short-term loans. Among other transactions, CTNT disclosed unsecured loans to Hongkong Sanyou during 2026 in principal amounts including $9 million, $5 million, $4 million and another $4 million, generally bearing interest at 5% and with stated maturity terms.

Takeover Time is not alleging that those loans were unlawful, that the borrowers will not repay them, or that corporate funds are missing.

Takeover Time believes the issue is Board accountability for capital allocation.

Ovsepyan said:

"Stockholders watched CTNT raise enormous amounts of equity capital while the Company's own filings show substantial corporate liquidity being deployed into unsecured third-party lending and other investment arrangements.

We are not going to invent facts about where money ultimately went or accuse anyone of wrongdoing without evidence.

But stockholders absolutely have the right to ask why these decisions were made, who approved them, what diligence was conducted, what protections were obtained and whether these uses of corporate capital served CTNT's best interests."

TWO MAJOR REVERSE STOCK SPLITS IN 2026

CTNT implemented a 1-for-200 reverse stock split during the spring of 2026 and subsequently implemented a 1-for-150 reverse stock split in September.

Takeover Time believes the combination of substantial equity issuance and repeated reverse splits warrants rigorous Board-level review of the Company's financing strategy and its effects on existing stockholders.

CTNT DISCLOSED INEFFECTIVE CONTROLS

CTNT's Form 10-Q for the quarter ended June 30, 2026 states that management evaluated the Company's disclosure controls and procedures and determined that they were ineffective at a reasonable-assurance level as of June 30, 2026.

Ovsepyan said:

"When a public company itself reports ineffective disclosure controls, stockholders are entitled to demand remediation, stronger financial oversight and accountability from the people charged with supervising the Company."

CONCENTRATION OF EXECUTIVE AND BOARD AUTHORITY

CTNT identifies Huan Liu as its Chief Executive Officer, Interim Chief Financial Officer, Director and Chairman of the Board of Directors. His October Form 4 likewise reports those roles.

Takeover Time believes concentrating the Chairman, CEO and interim financial-officer functions in one individual heightens the importance of genuinely independent Board oversight.

THE JUNE CLASS B TRANSACTION SHOWED HOW POWERFUL FIFTEEN-VOTE SHARES CAN BE

On June 15, CTNT sold Liu 200,000 Class B shares at $2.00 per share for $400,000.

On June 16, CTNT reported that Liu and Fairview Eastern International Holdings Limited collectively possessed Class B shares representing approximately 50.80% of CTNT's total voting power.

Those holders then executed a written consent approving authority for one or more reverse stock splits over the following 18 months, with an aggregate ratio not exceeding 1-for-2,000.

Takeover Time is not alleging that the June issuance or written consent has been adjudicated unlawful.

It does believe that history demonstrates why additional issuances of fifteen-vote Class B stock warrant close stockholder attention.

THEN THE BOARD-REPLACEMENT CAMPAIGN BECAME PUBLIC

On October 1, 2026, Takeover Time publicly filed its Preliminary Consent Solicitation Statement with the SEC, expressly disclosing the proposed effort to replace CTNT's five-member Board through written stockholder consent.

The same day, Ovsepyan transmitted to the Company and Board a Section 220 demand and a separate request concerning establishment of a record date for the contemplated consent solicitation.

The Section 220 demand expressly identified communication with stockholders concerning Board composition as part of its stated purpose.

USPS records show delivery at CTNT's Irvine location on October 2 at 1:22 p.m.

A second copy was delivered through the Wilmington, Delaware route on October 5 at 8:37 a.m.

On October 6, CTNT counsel responded concerning both the Section 220 demand and the record-date request.

Accordingly, before October 7, the Board-replacement effort had been publicly disclosed and CTNT and its counsel had additional direct notice of the stockholder effort.

OCTOBER 7: ANOTHER 100,000 FIFTEEN-VOTE CLASS B SHARES

On October 7, CTNT entered into a Securities Purchase Agreement with Liu under which he agreed to purchase 100,000 additional Class B shares at $3.30 per share for aggregate proceeds of $330,000.

The transaction closed October 9.

Each Class A share carries one vote.

Each Class B share carries fifteen votes.

The new block therefore carries 1.5 million votes.

The purchase agreement states that CTNT's Board, acting through a committee of disinterested directors, reviewed and approved the transaction as a related-party transaction.

CTNT has publicly identified Xiangan Ruan, Huiping (Catherine) Chen and Huibo Deng as its independent directors.

The October agreement, however, does not identify the members of the approving committee by name.

Takeover Time therefore does not represent that Ruan, Chen and Deng all personally approved the October transaction.

But one fact is unavoidable: Takeover Time's October 1 solicitation sought replacement of every member of the incumbent Board.

Accordingly, whoever served on the approving committee was a sitting member of the very Board whose composition was already the subject of the publicly disclosed stockholder challenge.

Ovsepyan said:

"That deserves answers.

Who served on that committee? What did they know? What did they discuss? What materials did they receive? Was there a meeting or written consent? What legal and financial advice was provided?

Did the committee discuss the October 1 Board-replacement filing? Did it discuss the Section 220 demand or record-date request? Did it evaluate the voting consequences of issuing 1.5 million additional votes directly to the incumbent Chairman and CEO?

And did the committee consider the obvious fact that the incumbent Board itself was the subject of the pending replacement effort?

We are not declaring that fact alone made any director legally interested or disqualified. We are asking what was considered and why."

IF CTNT NEEDED $330,000, WHY DID IT HAVE TO BE FIFTEEN-VOTE CLASS B STOCK?

Takeover Time does not claim CTNT could not legitimately have needed additional cash.

Indeed, CTNT's June 30 balance sheet reported only approximately $2.14 million of cash, and CTNT disclosed that it might seek additional equity or debt financing if existing resources proved insufficient.

But that does not answer the separate governance question.

CTNT had repeatedly demonstrated the ability to raise capital by issuing ordinary Class A shares carrying one vote per share.

It raised approximately $40.14 million through a Class A private placement, approximately $30.9 million in net proceeds under an earlier Class A ATM program, and established an additional Class A ATM program of up to approximately $35.28 million.

Ovsepyan said:

"Even if CTNT genuinely needed another $330,000, why did that financing need to carry 1.5 million votes?

Why Class B? Why not Class A? Why not another financing instrument that would not have the same effect on voting power?

CTNT had repeatedly raised money through Class A stock. Stockholders deserve to know what corporate need made fifteen-vote Class B shares the chosen instrument on October 7."

THE NASDAQ CHANGE-OF-CONTROL QUESTION

Nasdaq Listing Rule 5635(b) provides that shareholder approval is required before an issuance when the issuance or potential issuance will result in a change of control of the company.

Nasdaq's published interpretive guidance states that, generally, a change of control occurs where an issuance causes an investor or group to own or have the right to acquire 20% or more of the outstanding common stock or voting power and that position becomes the company's largest ownership position, while emphasizing that Nasdaq considers all facts and circumstances.

CTNT reported approximately 1,332,087 Class A shares and 1,358 Class B shares outstanding as of September 30. Takeover Time does not represent those figures as the exact capitalization at the October closing if intervening changes occurred.

Using those publicly disclosed September 30 figures solely for illustration:

  approximately 1,352,457 votes existed before the October issuance;
  the new Class B block added 1,500,000 votes; and
  Liu's subsequently reported holdings would carry approximately 1,520,370 votes out of approximately 2,852,457 resulting votes, or approximately 53.3%, assuming no intervening capitalization or ownership changes.

Liu's Form 4 reports 101,340 Class B shares directly owned and 18 indirectly owned through Fairview Eastern International Holdings Limited following the transaction.

CTNT's purchase agreement expressly addresses the pricing requirements of Nasdaq Rules 5635(c) and 5635(d).

The publicly filed agreement does not expressly describe CTNT's analysis under Rule 5635(b).

Ovsepyan said:

"So what was the Rule 5635(b) analysis?

Did CTNT determine that this transaction did not result in a change of control? If so, on what facts? Did CTNT consult Nasdaq? Did the Company seek an interpretation? Was shareholder approval considered?

If the Company's position is that shareholder approval was not required, stockholders deserve to understand the basis for that conclusion."

Takeover Time is not representing that Nasdaq has determined CTNT violated Rule 5635(b).

No such Nasdaq determination is asserted in this communication.

WHAT TAKEOVER TIME IS NOT CLAIMING ABOUT NASDAQ RULE 5640

Takeover Time also is not asserting that the October issuance automatically violated Nasdaq Rule 5640 merely because Class B shares carry fifteen votes.

Nasdaq's published Voting Rights Policy states that companies with an existing dual-class structure generally may issue additional shares of their existing higher-vote class without conflict with that policy.

CTNT already had an authorized dual-class structure.

Takeover Time believes the more significant Nasdaq issue presented by the publicly disclosed facts is the Rule 5635(b) change-of-control question, together with whatever other Nasdaq review may be appropriate based upon the complete facts.

DELAWARE LAW: LEGAL POWER AND EQUITABLE USE ARE DIFFERENT QUESTIONS

Takeover Time likewise does not claim CTNT simply "created" Class B shares on October 7 without charter authority.

CTNT's certificate already authorized Class B common stock.

Delaware law generally permits a board to issue authorized stock for lawful consideration subject to the corporation's governing documents and applicable law. DGCL §152 specifically provides board authority concerning issuance of authorized stock.

But Delaware corporate law also recognizes that technical corporate authority does not necessarily end the inquiry.

Current DGCL §144 addresses transactions involving directors and officers and provides procedural protections involving disclosure, disinterested approval and fairness. The statute also expressly preserves judicial review, for purposes of injunctive relief, of provisions or devices designed or intended to deter, delay or preclude a change of control or a change in Board composition.

Delaware decisions likewise recognize enhanced equitable scrutiny where a stock issuance interferes with the stockholder franchise. A recent Court of Chancery opinion discussing Coster v. UIP Companies observed that even a statutorily authorized stock issuance may be subject to equitable review where undertaken to interfere with removal of a director.

Whether those principles ultimately require relief in the CTNT matter is for the Court--not Takeover Time--to decide.

Ovsepyan said:

"This is precisely why contemporaneous evidence matters.

The question is not simply whether CTNT had authorized Class B stock available.

The questions are why those shares were issued, why that amount was selected, why fifteen-vote stock was used instead of Class A, what the approving committee knew, what alternatives it considered, whether the voting effect was calculated and discussed, and what corporate purpose the directors actually articulated at the time.

Those questions should be answered by documents and evidence--not speculation from either side."

THE OCTOBER TRANSACTION IS BEFORE THE DELAWARE COURT OF CHANCERY

Ovsepyan has commenced litigation in the Delaware Court of Chancery against Cheetah Net Supply Chain Service Inc. and Huan Liu, C.A. No. 2026-1355-NAC, seeking emergency and injunctive relief concerning the October Class B transaction and related conduct during the Board-composition effort.

The complaint raises allegations concerning the transaction's timing, purpose, approval process and effect on stockholder voting.

Those remain allegations in pending litigation.

CTNT and Liu may dispute them.

No merits determination has been entered, and Takeover Time is not representing that the Court of Chancery has determined the October issuance unlawful, invalid, inequitable or intended to interfere with stockholder voting.

RESPECT FOR DELAWARE AND THE COURT OF CHANCERY

Ovsepyan also expressed appreciation for Delaware's corporate-law system and the Delaware Court of Chancery.

The Delaware judiciary itself describes the Court of Chancery as the nation's preeminent forum for resolving disputes involving the internal affairs of Delaware corporations and notes its extensive experience with complex corporate and commercial disputes.

Ovsepyan said:

"I have developed tremendous respect for Delaware's corporate-law system and the Court of Chancery.

Delaware has built a system where companies can conduct business with substantial authority, but directors and controlling actors can also be called upon to explain how that authority was exercised when stockholder rights are implicated.

The Court's role is not to take my side or management's side. Its role is to apply Delaware law fairly to the evidence. That is exactly what I am asking it to do, and I will respect the Court's process and rulings.

That balance--strong protection for legitimate business judgment together with meaningful judicial review--is one of the reasons Delaware remains so important to American corporate law."

Nothing in this statement should be interpreted as suggesting that the Court of Chancery, any judicial officer or court employee has expressed any view concerning the merits of Ovsepyan's claims.

A SEPARATE SECTION 220 CASE SEEKS STOCKHOLDER INFORMATION

Ovsepyan has also commenced a separate summary proceeding under DGCL §220, C.A. No. 2026-1358-DH, concerning remaining stockholder-identification records requested for purposes including communication with CTNT stockholders regarding Board composition.

That proceeding is separate from the Class B litigation.

Neither Takeover Time nor Ovsepyan is disclosing through this communication any nonpublic information subject to confidentiality restrictions applicable to portions of CTNT's Section 220 production.

ACCOUNTABILITY DOES NOT REQUIRE PREJUDGING THE COURT CASE

Takeover Time believes stockholders do not need to conclude that any director violated the law in order to decide that they want different directors.

Ovsepyan said:

"Board accountability and legal liability are not the same thing.

The Court will decide the legal issues properly presented to it. Nasdaq can determine compliance with its own listing rules.

Stockholders have a different responsibility: deciding whether the current Board's record earns their continued confidence.

If you believe it does, you can make that judgment.

If you believe enough is enough, you can make that judgment too."

TAKEOVER TIME'S NOMINEES WOULD DEMAND A FULL BOARD-LEVEL REVIEW

If elected, Takeover Time's nominees currently intend--subject at all times to their fiduciary duties, applicable law, existing contractual obligations and the facts then known--to advocate for comprehensive Board review of:

the Company's financing strategy and equity programs;

the Company's repeated reverse-stock-split activity;

the Company's unsecured third-party lending and related diligence;

material investments and receivables;

the October Class B transaction and its approval process;

the Company's Nasdaq compliance analysis relating to the transaction;

related-party transactions;

internal and disclosure controls;

major acquisitions and dispositions; and

significant capital-allocation decisions.

No nominee is making a binding advance commitment to cancel securities, terminate contracts, fire an officer, commence litigation, distribute money to stockholders or take another specific Board action before reviewing the facts and satisfying the nominee's fiduciary obligations.

STOCKHOLDERS: YOUR DECISION IS APPROACHING

Ovsepyan said:

"CTNT stockholders should pay attention now.

Read the filings. Look at the numbers. Look at the chronology. Ask why these decisions were made and decide whether this is the Board you want representing you.

When definitive consent materials are furnished in accordance with the federal proxy rules, stockholders who want their voices heard will have the opportunity to decide.

This is your company too.

Nobody should assume your support. Nobody should take your voting power for granted.

So get informed and get ready. The stockholders--not management, not Takeover Time and not social media--should ultimately decide who they want in the boardroom."

Takeover Time believes CTNT stockholders deserve a meaningful opportunity to evaluate the incumbent Board's entire record and make an informed decision about the Company's future governance.

The October Class B issuance is an important part of that record.

It is not the entire case for change.

IMPORTANT INFORMATION REGARDING THE CONSENT SOLICITATION

THIS COMMUNICATION CONSTITUTES SOLICITING MATERIAL IN CONNECTION WITH TAKEOVER TIME 2026 LLC'S PROPOSED CONSENT SOLICITATION. NO FORM OF CONSENT IS BEING FURNISHED OR REQUESTED THROUGH THIS COMMUNICATION.

Takeover Time 2026 LLC, Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin are participants in the proposed solicitation of written consents from stockholders of Cheetah Net Supply Chain Service Inc.

Information concerning the participants and their respective direct and indirect interests, including security holdings and other interests, is contained in Takeover Time 2026 LLC's Revised Preliminary Consent Solicitation Statement filed with the U.S. Securities and Exchange Commission on October 8, 2026, SEC Accession No. 0002107788-26-000012, including the sections entitled "Participants in the Solicitation" and "Securities Transactions of Participants," together with any amendments or supplements thereto.

STOCKHOLDERS ARE URGED TO READ TAKEOVER TIME'S PRELIMINARY CONSENT-SOLICITATION MATERIALS, THE DEFINITIVE CONSENT SOLICITATION STATEMENT WHEN IT BECOMES AVAILABLE, AND ALL AMENDMENTS AND SUPPLEMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain Takeover Time's filed solicitation materials and other documents filed with the SEC free of charge through the SEC's EDGAR system at SEC.gov.

NO WRITTEN CONSENT IS BEING REQUESTED THROUGH THIS COMMUNICATION. STOCKHOLDERS SHOULD NOT EXECUTE OR RETURN A WRITTEN CONSENT UNLESS AND UNTIL DEFINITIVE CONSENT-SOLICITATION MATERIALS ARE FURNISHED IN ACCORDANCE WITH THE FEDERAL PROXY RULES.

Contact:
Takeover Time 2026 LLC
Natasha Yuryevna Ovsepyan
realestate.natashao@gmail.com
206-412-0554